Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON

April 27, 2007

K-Sea Transportation Partners L.P.
K-Sea Transportation Finance Corporation
One Center Tower Boulevard, 17th Floor
New Brunswick, New Jersey  08816

Ladies and Gentlemen:

We have acted as counsel to K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”) filed by the Partnership, K-Sea Transportation Finance Corporation, a Delaware corporation (“Finance Corp.”), and the subsidiary guarantors named in Schedule I hereto (collectively, the “Subsidiary Guarantors”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to securities that may be issued and sold by the Partnership, Finance Corp. and the Subsidiary Guarantors from time to time pursuant to Rule 415 under the Securities Act and securities that may be sold by certain securityholders from time to time pursuant to Rule 415 under the Securities Act.  In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectuses (the “Prospectuses”) that are included in the Registration Statement.

We hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Prospectuses, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement, (ii) certain other filings made by the Partnership with the Commission and (iii) other information provided to us by the Partnership, K-Sea General Partner L.P., a Delaware limited partnership and general partner of the Partnership (the “General Partner”), and K-Sea General Partner GP LLC, a Delaware limited liability company and the general partner of the General Partner.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Discussion.  This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ BAKER BOTTS L.L.P.

Schedule I

Subsidiary Guarantor	State of Incorporation or Organization

K-Sea OLP GP, LLC	Delaware
K-Sea Operating Partnership L.P.	Delaware
K-Sea Transportation Inc.	Delaware
Norfolk Environmental Services, Inc.	Delaware
Sea Coast Transportation LLC	Delaware
K-Sea Canada Holdings, Inc.	Delaware
K-Sea Acquisition1, LLC	Delaware
K-Sea Acquisition2, LLC	Delaware